Exhibit 10.12

Offset Agreement

This Agreement is made and entered into through consultation on April 2, 2025,

By and among the following parties:

Softto Smart Brand Management Co., Ltd (“Softto Brand Management”)

Guangzhou Softto Brand Management and Operation Co., Ltd (“Guangzhou Softto “)

Guangxi Huiming Trade Development Co., Ltd (“Huiming”)

Guangzhou Tianwen Jiaoyan Cosmetics Co., Ltd. (“Tianwen”)

Guangxi Softto Group Co., Ltd (“Softto Group”)

Guangzhou Yuebang Personal Care Products Co., LTD (“Guangzhou Yuebang”)

Mrs. LuHan Wang ( “Luhan Wang” )

Whereas,

As of December 31, 2024, Softto Brand Management owes Luhan Wang other payables of RMB 21,453,757.00 in total. Guangzhou Softto owes Luhan Wang other payables of RMB 1,000,000.00 in total. Softto Brand Management owes Huiming other payables of RMB 49,067,000.00 in total. Softto Brand Management has other receivables from Tianwen RMB 47,865,000.00 in total. Softto Brand Management has other receivables from Softto Group RMB12,876,001.00 in total. Guangzhou Yuebang has prepayments to Tianwen RMB 10,779,756.00 in total.

In accordance with Civil Code of People’s Republic of China and other relevant laws, parties have reached the following agreement regarding the claims and debts:

Softto Brand Management, Luhan Wang, Huiming, Tianwen, Softto Group, Guangzhou Yuebang. Agreed that:

Softto Brand Management shall offset its other payables of RMB 49,067,000.00 to Huiming against its other receivables of RMB 47,865,000.00 from Tianwen, the difference of RMB 1,202,000.00 shall be separately handled by Softto Brand Management. At the same time, Softto Brand Management shall comprehensive offset its other payables of RMB 21,453,757.00 to Luhan Wang, along with the Guangzhou Softto’s other payables of RMB 1,000,000.00 to Luhan Wang and offset them against the Softto Brand Management’s other receivables of RMB 12,876,001.00 from Softto Group, and Guangzhou Yuebang’s prepaid amount of RMB 10,779,756.00 to Tianwen. After calculation, any remaining outstanding claims or debts following the offset shall be handled by the relevant parties in accordance with the terms of this agreement.

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Upon completion of the offset, the debtor-creditor relationship between Softto Brand Management and Huiming in the amount of RMB 49,067,000.00 and RMB 47,865,000.00 respectively, shall be deemed extinguished. Likewise, the other payables between the Softto Brand Management, Guangzhou Softto, and Luhan Wang, as well as the claims and debts between Softto Brand Management and Softto Group, and between Guangzhou Yuebang and Tianwen involved in this offset, shall also be extinguished accordingly.

All parties confirm that this offset is based on genuine and lawful debtor-creditor relationship. There is no fraud, coercion, or other grounds that would render this agreement revocable.

This agreement is made in seven original copies, with each party retaining one copy. All copies shall have equal legal effect and shall become effective upon affixation of official seals and signatures of the legal representatives or authorized agents of all parties.

Should any dispute arise from the performance of this agreement, all parties shall seek to resolve it through consultation. If consultation fails, the dispute shall be submitted to the People’s Court of Guangzhou City for litigation.

Softto Smart Brand Management Co., Ltd

Date: 2 April, 2025

Guangzhou Softto Brand Management and Operation Co., Ltd

Date: 2 April, 2025

Guangxi Huiming Trade Development Co., Ltd

Date: 2 April, 2025

Guangzhou Tianwen Jiaoyan Cosmetics Co., Ltd.

Date: 2 April, 2025

Guangxi Softto Group Co., Ltd

Date: 2 April, 2025

Guangzhou Yuebang Personal Care Products Co., LTD

Date: 2 April, 2025

Luhan Wang

Date: 2 April, 2025

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